UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2015

Arena Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-31161	23-2908305
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6154 Nancy Ridge Drive, San Diego, California 92121
(Address of principal executive offices) (Zip Code)
858.453.7200
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Arena Pharmaceuticals,” “Arena,” “Company,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc., and/or one or more of our wholly owned subsidiaries, unless the context otherwise provides. Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc. BELVIQ® is a registered trademark of our wholly owned subsidiary, Arena Pharmaceuticals GmbH.
Item 8.01 Other Events.
On July 29, 2015, we announced the initiation of patient screening in a Phase 2 proof-of-concept clinical trial of APD334 in ulcerative colitis. Discovered by Arena, APD334 is an oral, investigational, Sphingosine 1-Phosphate Subtype 1, or S1P1, receptor modulator with therapeutic potential in ulcerative colitis as well as other autoimmune diseases.
This 12-week, three-arm, double-blind, placebo-controlled Phase 2 trial will enroll approximately 240 patients with moderate to severe ulcerative colitis. The primary endpoint of the trial is clinical remission. Continuation of treatment to 52 weeks will be offered to participants in a separate long-term extension study.
About Ulcerative Colitis
Ulcerative colitis is a chronic disease that affects the large intestine. The innermost lining of the large intestine becomes inflamed and ulcers may form on the surface, which can cause symptoms such as frequent bowel movements, diarrhea and bloody stools. The inflammation is usually found in the rectum and can include all or a portion of the colon. Currently available treatment options have limitations in terms of side effects, patient response, efficacy and administration. We believe that an effective, orally available S1P1 receptor modulator that provides clinical benefits without current limitations has the potential to improve treatment for patients with ulcerative colitis.
About APD334
APD334 is a potent and selective, orally available investigational drug candidate that targets the S1P1 receptor. Discovered by Arena, APD334 has therapeutic potential in autoimmune diseases such as ulcerative colitis. S1P1 receptors have been demonstrated to be involved in the modulation of several biological responses, including lymphocyte trafficking from lymph nodes to the peripheral blood. By isolating subpopulations of lymphocytes in lymph nodes, fewer immune cells are available in the circulating blood to effect tissue damage.
Forward-Looking Statements
Certain statements in this Form 8-K are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the advancement, therapeutic indication, use, safety, efficacy, mechanism of action, significance and potential of APD334, including relative to other therapies; the protocol, design, scope, enrollment, expectations and other aspects of the Phase 2 trial of APD334; and the potential of an effective, orally available S1P1 receptor modulator. For such statements, we claim the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from our expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: APD334 may not be developed, approved for marketing or commercialized for any disease or condition; risks related to commercializing drugs, including regulatory, manufacturing, supply and marketing issues and the availability and use of BELVIQ or lorcaserin; cash and revenues generated from BELVIQ, including the impact of competition; the risk that our revenues are based in part on estimates, judgment and accounting policies, and incorrect estimates or disagreement regarding estimates or accounting policies may result in changes to our guidance or previously reported results; the timing and outcome of regulatory review is uncertain, and lorcaserin may not be approved for marketing in combination with another drug, for another indication or using a different formulation or in any other territory for any indication; regulatory decisions in one territory may impact other regulatory decisions and our business prospects; government and commercial reimbursement and pricing decisions; risks related to relying on collaborative arrangements; the timing and receipt of payments and fees, if any, from collaborators; the entry into or modification or termination of collaborative arrangements; unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than us or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; data and other information related to any of our research and development may not meet regulatory requirements or otherwise be sufficient for (or we or a collaborator may not pursue) further research and development, regulatory review or approval or continued marketing; our and third parties’ intellectual property rights; the timing, success and cost of our research and development and related strategy and decisions; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; having adequate funds; and satisfactory resolution of litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by our forward-looking statements are disclosed in our filings with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the time of the filing of this Form 8-K. We disclaim any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2015	Arena Pharmaceuticals, Inc.

	By:	/s/ Steven W. Spector
Steven W. Spector
Executive Vice President, General Counsel and Secretary

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